Exhibit 2.11

FOURTH AMENDMENT AND SUPPLEMENT TO THE
CONTRIBUTION AND EXCHANGE AGREEMENT

This Fourth Amendment and Supplement to the Contribution and Exchange Agreement (this “Amendment”) is entered into as of August 8, 2024 (the “Amendment Date”) by and among Longevity Biomedical, Inc., a Delaware corporation (“Purchaser”), Aegeria Soft Tissue, LLC, a Delaware limited liability company (the “Company”), Jennifer Elisseeff, Alessandro Ovi, Lee R. Marks, The Johns Hopkins University, Sestant SpA, an Italian company, Patrick Byrnes, Romano Prodi, Kofi Boahene, Andrew Pardoll, and Jim Forsell (each an “Owner” and together, the “Owners”), and Jennifer Elisseeff, as representative of the Owners (the “Owners’ Representative”, and together with the Purchaser, Company and the Owners, the “Parties”). Terms used but not otherwise defined in this Amendment shall have the meanings set forth in the C&E Agreement (as that term is defined below).

BACKGROUND

WHEREAS, the Parties have entered into that certain Contribution and Exchange Agreement dated as of August 7, 2022 (the “Original Agreement”), as amended pursuant to that First Amendment and Supplement to the Contribution and Exchange Agreement, dated January 25, 2023 (the “First Amendment”), that certain Second Amendment to the Contribution and Exchange Agreement, dated June 26, 2023 (the “Second Amendment”), and that certain Third Amendment to the Contribution and Exchange Agreement, dated August 29, 2023 (the “Third Amendment” and together with the Original Agreement, the First Amendment, and the Second Amendment, the “C&E Agreement”);

WHEREAS, Purchaser previously entered into an Agreement and Plan of Merger by and among Purchaser, Denali Capital Acquisition Corp. (the “SPAC”), Denali SPAC Holdco, Inc., Denali SPAC Merger Sub, Inc., Longevity Merger Sub, Inc., and Bradford A. Zakes, solely in his capacity as Seller Representative, dated January 25, 2023, (as amended, the “Denali Merger Agreement”), which Denali Merger Agreement was mutually terminated on June 26, 2024;

WHEREAS, Purchaser terminated that certain Contribution and Exchange Agreement, dated as of August 7, 2022, by and among the Purchaser, Novokera, LLC, a Nevada limited liability company, Kalakaua LLC, a Nevada limited liability company, Johns Hopkins University, a Maryland corporation (each a “Novokera Owner” and together, the “Novokera Owners”), and Anthony Lee, as representative of the Novokera Owners, effective as of August 8, 2024; and

WHEREAS, the Parties desire to amend and supplement certain terms of the C&E Agreement as set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Parties agree as follows:

AMENDMENT

1. Recital H of the C&E Agreement is hereby deleted in its entirety and replaced with the following:

“H. WHEREAS, immediately after the closing of the Roll-Up Transitions, the Owners shall own 39.00% of the Purchaser Shares, and the owners of the Equity Securities of Cerevast and FutureTech shall own 41.00% and 20.00%, respectively, of the Purchaser Shares, which figures may be adjusted based on whether and to what extent FutureTech provides additional working capital to Purchaser between the Amendment Date and the Closing Date;”

2. Section 6.13 of the C&E Agreement is hereby deleted in its entirety and replaced with the following:

“(a) “Effective as of the Agreement Date, the Purchaser shall establish an advisory board of directors (the “Pre-Closing Advisory Board”) which shall be comprised of three (3) individuals with one (1) individual being appointed by each of the Company, Cerevast, and FutureTech. The director appointee of (i) the Company shall be Jennifer Elisseeff (the “Company Director Appointee”), (ii) Cerevast shall be Bradford A. Zakes, and (iii) FutureTech shall be Yuquan Wang. At or prior to the Closing, the Purchaser will provide each director serving on the board of directors of the post-closing company following the consummation of an Approved deSPAC Transaction an Indemnification Agreement.

(b) During the Interim Period, the Pre-Closing Advisory Board shall, among other things, (i) advise and assist with the negotiation and completion of the Approved deSPAC Transaction and (ii) advise and assist with the respective affairs, business and operations of each of the Purchaser, the Company, and Cerevast.”

3. Section 10.1(b) of the C&E Agreement is hereby deleted in its entirety and replaced with the following:

“(b) by written notice by the Purchaser to the Owners’ Representative or the Owners’ Representative to the Purchaser if any of the conditions to the Closing set forth in Article IX have not been satisfied or waived by the date that is the nine-month anniversary of the date of that certain Fourth Amendment to the Agreement dated August 8, 2024 (the “Outside Date”), provided, however, the right to terminate this Agreement under this Section 10.1(b) shall not be available to a Party if the breach or violation by such Party or its Representatives or Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;”

4. Section 10.1(h) of the C&E Agreement is hereby deleted in its entirety and replaced with the following:

“(h) by written notice by the Owners’ Representative to Purchaser if either of (i) the BCA or (ii) the contribution and exchange agreement with respect to the Cerevast Contribution and Exchange expires in accordance with their terms or are terminated.”

5. The definition of “Approved deSPAC Transaction” in the C&E Agreement is hereby deleted in its entirety and replaced with the following:

““Approved deSPAC Transaction” means the transaction contemplated by a definitive written business combination agreement (or similar agreement), executed and delivered by the Purchaser and a SPAC, that provides for Purchaser to be acquired by, or to otherwise combine with, such SPAC, pursuant to a transaction meeting each of the following criteria (or as may otherwise be agreed upon in writing by each of the Company, Cerevast and FutureTech): (i) the valuation assigned to the Purchaser in the transaction is not less than $75 million; (ii) at least two members of the Pre-Closing Advisory Board continue as board members of the SPAC (or successor entity) following the consummation of the transaction; (iii) the outstanding founder shares of the SPAC shall be no more than 20% of the total number of the SPAC’s outstanding shares of common stock (or equivalent securities) immediately prior to the closing of the transaction; (iv) all of the shares issued to the Company’s stockholders in connection with the transaction shall be registered and freely tradeable upon the closing of the transaction (provided that directors, officers and 5% or greater stockholders of the post-transaction company shall agree to a lock-up of 180 days); and (v) none of the Company’s representations, warranties or covenants shall survive the closing of the transaction.”

6. All references to “Novokera” in the C&E Agreement and the Ancillary Agreements, including in the Recitals, the definition of Roll-Up Transactions, the Recitals of the Form of Restrictive Covenant Agreement, attached as Exhibit B to the C&E Agreement, and the definition of “Novokera” in the C&E Agreement are hereby deleted in their entirety.

SUPPLEMENT

7. Purchaser Exchanged Shares. Each Party acknowledges that the amount of Purchaser Exchanged Shares each Owner shall receive may be adjusted based on whether and to what extent FutureTech Capital LLC (“FutureTech”) provides additional working capital to Purchaser between the Amendment Date and the Closing Date. FutureTech’s ownership of Purchaser Exchanged Shares will increase at a rate of 1% for each additional $750,000 funded by FutureTech to Purchaser between the Amendment Date and the Closing Date and each Owner’s ownership of Purchaser Exchanged Shares shall decrease pro rata.

8. Paragraphs 41-43 of the First Amendment shall be incorporated herein, mutatis mutandis, and shall be applied to this Amendment as if set forth herein.

9. Except as otherwise set forth herein, no terms or provisions of the C&E Agreement, or any Ancillary Agreement are amended or modified by this Amendment. The C&E Agreement and the Ancillary Agreements, as modified by the terms of this Amendment, shall continue in full force and effect and all terms and conditions of the C&E Agreement and the Ancillary Agreements, as modified hereby, are hereby ratified and confirmed in all respects. In the event of any conflict between the terms of the C&E Agreement or the Ancillary Agreements, and this Amendment, this Amendment shall control.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first set forth above.

THE PURCHASER

Longevity Biomedical, Inc.

By:	/s/Bradford A. Zakes
Name:	Bradford A. Zakes
Title:	President & CEO

THE COMPANY

Aegeria Soft Tissue, LLC

By:	/s/ Jennifer Elisseeff
Name:	Jennifer Elisseeff
Title:	CEO

THE OWNERS

/s/ Jennifer Elisseeff
Name:	Jennifer Elisseeff

/s/ Alessandro Ovi
Name:	Alessandro Ovi

/s/ Lee R. Marks
Name:	Lee R. Marks

The Johns Hopkins University

By:	/s/ Steven L. Kousouris
Name:	Steven L. Kousouris
Title:	Executive Director – Tech Transfer

Sestant SpA

By:	/s/ Andrea Marcucci
Name:	Andrea Marcucci
Title:	Chief Executive Officer

/s/ Patrick Byrnes
Name:	Patrick Byrnes

/s/ Romano Prodi
Name:	Romano Prodi

/s/ Kofi Boahene
Name:	Kofi Boahene

/s/ Andrew Pardoll
Name:	Andrew Pardoll

/s/ Jim Forsell
Name:	Jim Forsell

[Signature Page to Fourth Amendment to the Contribution and Exchange Agreement]

THE OWNERS’ REPRESENTATIVE

/s/ Jennifer Elisseeff
Name:	Jennifer Elisseeff